Exhibit 99

Best Buy Announces New Member of its Board of Directors,
Current Member Announces Intention to Not Seek Re-election

MINNEAPOLIS - April 18, 2013 - Best Buy Co., Inc. (NYSE: BBY), the leading authority and destination for technology products and services, today announced the appointment of Russell Fradin to its Board of Directors. Fradin is the President and Chief Executive Officer of SunGard, a leading software and technology services company, serving approximately 25,000 customers in more than 70 countries.

Prior to joining the company in May 2011, Fradin, 57, was Chairman and Chief Executive Officer of Aon Hewitt. Fradin oversaw the successful 2010 merger between Aon Consulting and Hewitt Associates, having been Chairman of the Board and Chief Executive Officer of Hewitt since 2006.

"We are delighted to have Russ join our Board," said Hatim Tyabji, Chairman of the Best Buy Board of Directors. "His background in operations, streamlining cost structures, executive compensation and strategic consulting will be beneficial to Best Buy as it continues its Renew Blue transformation," Tyabji added. "We look forward to Russ offering his insights in support of management's work to transform Best Buy and make it the preferred destination and authority for technology products and services."

"I have admired Best Buy for a long time and am honored to be asked to join the company's Board of Directors," said Fradin. "I have a high regard for the work Hubert and his executive team have already done to restore Best Buy to its rightful place as a premier specialty retailer. The transformation currently underway has the potential to result in a remarkable business turnaround story," Fradin added.

Earlier in his career, Fradin served as chief executive officer of the BISYS Group, Inc., and also held various executive positions at Automatic Data Processing, Inc. (ADP). In addition, he worked many years as a management consultant at McKinsey & Company, where he was a senior partner. He holds a BS in Economics from the Wharton School of the University of Pennsylvania and an MBA from Harvard Business School.

Fradin joined the Best Buy Board of Directors on April, 17. He will stand for ratification at the company's annual shareholder meeting in June 2013.

Ron James, a member of the Best Buy Board since May 2004, has decided to not stand for re-election at this year's shareholder meeting. James is the president and CEO of the Center for Ethical Business Cultures. He served as chair of the Compensation and Human Resources Committee of the Best Buy Board and as a member of the Finance and Investment Policy Committee.

"Ron and I have been colleagues for nearly 10 years and, in that time, I have come to admire his unflagging commitment to bringing the best governance practices and highest ethical standards to every decision he has been a part of on the Best Buy Board," said Tyabji. "I know I speak for everyone when I say that we will miss him in the Boardroom, and his contributions in governance, finance and compensation."

"Leaving the Board is not easy but, with our new CEO and executive team firmly in place, it feels like a good time," said James. "I will always be rooting for this great company and leave certain that its best days are still ahead."

James will serve out the rest of his term and will officially step down at the company's annual shareholder meeting.

Media Contact:
Matt Furman
Matt.Furman@bestbuy.com